As filed with the Securities and Exchange Commission on October 15, 2008
Registration No. 333-144432

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

 FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Who’s Your Daddy, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

98-0360989
(I.R.S. Employer Identification No.)
_____________________

5840 El Camino Real, Suite 108
Carlsbad, CA  92008

(Address of Registrant’s principal executive offices, including zip code)

CONSULTING AGREEMENT/ATTORNEYS AGREEMENT
(Full title of the Plan)

Michael R. Dunn, Chief Executive Officer
5840 El Camino Real, Suite 108
Carlsbad, CA  92008
Telephone: (760) 438-5470

(Name, address and telephone number of agent for service)
____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee[1]
Common Stock, $0.001 Par Value	550,000	$0.09	$49,500	$3.00
____________
[1] The registration fee is based upon the closing bid price of the share of common stock as of October 14, 2008 calculated pursuant to Rule 457(c).

CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

Form S-8 Item Number
	and Caption	Caption in Prospectus

1.	Forepart of Registration Statement	Facing Page of Registration
	and Outside Front Cover Page of	Statement and Cover Page of
	Prospectus	Prospectus

2.	Inside Front and Outside Back	Inside Cover Page of Prospectus
	Cover Pages of Prospectus	and Outside Cover Page of Prospectus

3.	Summary Information, Risk Factors	Not Applicable
and Ratio of Earnings to Fixed Charges

4.	Use of Proceeds	Not Applicable

5.	Determination of Offering Price	Not Applicable

6.	Dilution	Not Applicable

7.	Selling Security Holders	Sales by Selling Security Holder

8.	Plan of Distribution	Cover Page of Prospectus and Sales
by Selling Security Holder

9.	Description of Securities to be	Description of Securities
Registered

10.	Interests of Named Experts and	Legal Matters
Counsel

11.	Material Changes	Not Applicable

12.	Incorporation of Certain Information	Incorporation of Certain
	by Reference	Documents by Reference

13.	Disclosure of Commission Position	Indemnification of Directors
	on Indemnification for Securities	and Officers; Undertakings
Act Liabilities

DATED:  October 15, 2008

PART II

Item 3.  Incorporation of Documents by Reference.

The Company incorporates the following documents by reference in the registration statement:

The Company’s Annual Report on Form 10-KSB filed for the fiscal year ended December 31, 2007, the Company’s Quarterly Reports on Form 10-Q filed for the quarters ended March 31, 2008 and June 30, 2008 and the description of the Company’s common stock contained in the Company’s Registration Statement on Form SB-2/A dated July 30, 2007.

All reports and documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

Item 4.  Description of Securities.

The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.  A description of the Registrant’s securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Officers and Directors

The Company’s Bylaws and the Nevada Revised Statutes provide for indemnification of directors and officers against certain liabilities.  Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

The Company’s Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for conduct as  a  director, such indemnity shall  not  apply  if the director did not (i) act in good faith and in a manner the  director  reasonably believed to be in or not opposed to the best interests of  the  corporation, and (ii) with respect to any criminal action or proceeding, have  reasonable  cause  to believe  the  director's conduct was unlawful.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

5	Opinion of Oswald & Yap LLP, consent included, relating to the issuance of the securities pursuant to the Plan

10.1	Consulting Agreement, dated September 16, 2008

10.2	Attorney-Client Hourly Fee Agreement, dated February 23, 2007 and Amendment to Attorney-Client Hourly Fee Agreement, dated October 1, 2008

23.1	Consent of Oswald & Yap LLP (contained in their opinion set forth as Exhibit 5)

23.2	Consent of McKennon, Wilson & Morgan LLP

Item 9.  Undertakings

(a)        The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on October 15, 2008.

Who’s Your Daddy, Inc.

/s/ Michael R. Dunn
By: Michael R. Dunn
Its: Chief Executive Officer